Exhibit 99.3

OAK TECHNOLOGY, INC.

UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been prepared to give effect to the acquisition of TeraLogic, Inc. (“TeraLogic”) by Oak Technology, Inc. (“Oak”) which was concluded on October 25, 2002 and was previously reported by Oak on Form 8-K filed on October 30, 2002.  The acquisition of TeraLogic by Oak was accounted for using the purchase method of accounting.  These pro forma statements were prepared as if the acquisition had been completed as of September 30, 2002 for balance sheet purposes and the beginning of the year ended June 30, 2002 for statement of operations purposes.  These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Oak included in Oak’s report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2002, and the historical financial statements of TeraLogic included with Item 7 in this Form 8-K/A.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred on September 30, 2002 for balance sheet purposes or as of the beginning of the year ended June 30, 2002 for statement of operations purposes, nor are they necessarily indicative of the future financial position or results of operations.  The pro forma combined financial statements include adjustments to reflect the allocation of purchase consideration to the acquired assets and liabilities of TeraLogic.  The final allocation of the purchase consideration will be determined upon finalization of the closing balance sheet, finalization of estimates for direct acquisition costs and a comprehensive final evaluation of the fair value of all assets and liabilities assumed.  The pro forma adjustments may differ materially based upon the final adjustments.

OAK TECHNOLOGY, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

SEPTEMBER 30, 2002

(in thousands, except share and per share data)

			Pro Forma
	Oak	TeraLogic	Adjustments			Combined
ASSETS
Current assets:
Cash and cash equivalents	$25,809	$3,553	$—			$29,362
Short-term investments	108,526	147	(45,518)	(a	)	63,155
Accounts receivable, net	9,949	2,738	—			12,687
Inventories	3,731	2,424	—			6,155
Prepaid expenses and other current assets	6,128	1,001	(2,000)	(e	)	5,129
Total current assets	154,143	9,863	(47,518)			116,488
Property and equipment, net	19,246	3,221	(241)	(b	)	22,226
Intangible assets, net	18,135	1,105	41,927	(c	)	61,167
Other assets	881	125	—			1,006
Total assets	$192,405	$14,314	$(5,832)			$200,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,353	$3,656	$—			$12,009
Accrued expenses	16,430	3,006	2,935	(d	)	22,371
Deferred revenue	5,074	105	—			5,179
Convertible notes	—	6,840	(4,840)	(e	)	—
	—	—	(2,000)	(e	)	—
Total current liabilities	29,857	13,607	(3,905)			39,559
Other long-term liabilities	958	4,075	—			5,033
Total liabilities	30,815	17,682	(3,905)			44,592

Commitments and contingencies

Convertible Preferred stock	—	93,259	(93,259)	(f	)	—

Stockholders’ equity (deficit):
Common stock	61	1,739	(1,739)	(f	)	61
Additional paid-in capital	247,303	—	3,723	(g	)	251,026
Treasury stock	(24,902)	—	—			(24,902)
Deferred stock based compensation	—	—	(2,058)	(h	)	(2,058)
Accumulated deficit	(62,099)	(98,366)	98,366	(f	)	(69,059)
			(6,960)	(f	)
Accumulated other comprehensive income	1,227	—	—			1,227
Total stockholders’ equity	161,590	(96,627)	91,332			156,295
Total liabilities and stockholders’ equity	$192,405	$14,314	$(5,832)			$200,887

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2002

(in thousands, except per share amounts)

			Pro Forma
	Oak	TeraLogic	Adjustments			Combined

Revenues:
Product revenues	$115,638	$10,362	$—			$126,000
Software and other revenues	30,995	2,162	—			33,157

Total revenues	146,633	12,524	—			159,157

Cost of revenues and operating expenses:
Cost of product revenues	71,252	7,003	—			78,255
Cost of software and other revenues	4,710	—	—			4,710
Research and development expenses	53,207	16,877	—			70,084
Selling, general, and administrative expenses	31,543	7,501	—			39,044
Amortization of intangibles	12,566	—	6,050	(j	)	18,616
Amortization of deferred stock based compensation	—	—	494	(k	)	494
Restructuring charges	3,213	—	—			3,213

Operating loss	(29,858)	(18,857)	(6,544)			(55,259)

Impairment loss	(1,581)	—	—			(1,581)
Other non-operating income, net	6,619	101	(2,048)	(l	)	4,672

Loss before income taxes	(24,820)	(18,756)	(8,592)			(52,168)
Income tax expense	2,130	84	—			2,214

Net loss	$(26,950)	$(18,840)	$(8,592)			$(54,382)

Net loss per share — basic and diluted	$(0.49)					$(0.98)

Weighted average common and potential common shares used in computing basic and diluted net loss per share	55,254					55,254

See accompanying notes to condensed consolidated financial statements.

OAK TECHNOLOGY, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED SEPTEMBER 30, 2002

(in thousands, except per share amounts)

			Pro Forma
	Oak	TeraLogic	Adjustments			Combined

Revenues:
Product revenues	$22,414	$4,769	$—			$27,183
Software and other revenues	7,795	332	—			8,127

Total revenues	30,209	5,101	—			35,310

Cost of revenues and operating expenses:
Cost of product revenues	10,965	2,666	—			13,631
Cost of software and other revenues	2,208	—	—			2,208
Research and development expenses	13,687	3,867	—			17,554
Selling, general, and administrative expenses	7,819	1,894	—			9,713
Amortization of intangibles	1,751	—	1,513	(j	)	3,264
Amortization of deferred stock based compensation	—	—	123	(k	)	123

Operating loss	(6,221)	(3,326)	(1,636)			(11,183)

Other non-operating income (expense), net	1,161	(419)	(512)	(l	)	230

Loss before income taxes	(5,060)	(3,745)	(2,148)			(10,953)
Income tax expense	628	25	—			653

Net loss	$(5,688)	$(3,770)	$(2,148)			$(11,606)

Net loss per basic and diluted share	$(0.10)					$(0.21)

Shares used in computing basic and diluted net loss per share	55,921					55,921

See accompanying notes to condensed consolidated financial statements.

OAK TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On October 25, 2002, Oak concluded the acquisition of TeraLogic pursuant to an acquisition agreement entered into on October 7, 2002. The acquisition is comprised of a cash payment of approximately $38 million, the repayment of a debt obligation of approximately $5.1 million, the assumption of approximately $4 million of TeraLogic’s obligations by Oak.  In addition, Oak will reserve 2.3 million shares of the Company’s common stock for future issuance to the employees of TeraLogic pursuant to options granted to them upon closing the transaction.  The transaction will be accounted for under SFAS No. 141, “Business Combinations,” using the purchase method of accounting.

The unaudited pro forma combined balance sheet at September 30, 2002 combines Oak’s and TeraLogic’s balance sheets as of September 30, 2002 as if the acquisition had been consummated on that date.

The combining companies have different year-ends for reporting purposes.  Oak’s fiscal year end is June 30, whereas TeraLogic’s fiscal year end is December 31.  The unaudited pro forma combined statements of operations for the year ended June 30, 2002 and for the three month period ended September 30, 2002 give effect to the acquisition as if it had occurred on July 1, 2001.  The unaudited pro forma combined statement of operations for the twelve months ended June 30, 2002 combines the results of operations of Oak for the fiscal year ended June 30, 2002 and TeraLogic for the twelve month period ended June 30, 2002.  The unaudited pro forma combined statement of operations for the three-month period ended September 30, 2002 combines the results of operations of Oak and TeraLogic for the respective three-month periods ended September 30, 2002.

2. PRELIMINARY PURCHASE PRICE ALLOCATION

The unaudited pro forma combined financial statements reflect an estimated purchase price of approximately $49 million and other costs directly related to the acquisition as follows (in thousands):

Cash payments	$43,045
Fair market value of stock options granted	3,723
Estimated acquisition costs	2,473
Total consideration	$49,241

Non-qualified options to purchase approximately 2.3 million shares of Oak common stock with a term of ten years were granted to TeraLogic employees as part of the acquisition and the corresponding fair value of these options of  $3.7 million was included in the purchase price.  The fair value of stock options was determined using the Black-Scholes option pricing model, applying a weighted average expected life of 5.4 years, a weighted average risk-free rate of 4.37%, an expected dividend yield of zero percent, a volatility of 92% and a fair value of $2.04 per share.  The intrinsic value of these unvested options, totaling approximately $2.1 million, has been recorded as Deferred Stock Compensation and will be amortized over the vesting period of 50 months on a straight line basis.

Acquisition costs include $1.1 million of payments to certain shareholders of TeraLogic for covenants not to compete, $1.0 million of investment banker fees and $0.4 million of legal and accounting fees.

The final purchase price allocation will be determined upon finalization of the closing balance sheet, finalization of estimates for direct acquisition costs and a comprehensive final evaluation of the fair value of all assets and liabilities.  The preliminary purchase price for pro forma purposes has been allocated to tangible assets acquired and liabilities assumed based on the fair value of TeraLogic’s assets and liabilities.  The in-process research and development charge of $7.0 million is not reflected in the unaudited pro forma combined condensed statement of operations.  The exact amount of the in-process research and development charge may be different from the amount presented in these unaudited pro forma combined condensed financial statements.  The preliminary allocation of purchase price is estimated as follows (in thousands):

Net assets acquired excluding customer advance	$2,296
Customer advance	(4,000)
Deferred stock compensation	2,058
In process R&D	6,960
Intangible assets	30,250
Goodwill	11,677
Total consideration	$49,241

Tangible assets were valued at their respective carrying amounts as the Company believes that these amounts approximate their current fair values.  The valuation of the acquired intangible assets which was based on management’s estimates and considered various factors including appraisals.  Acquired intangible assets comprise primarily purchased technology with an estimated useful life of five years, and secondarily trademarks, customer lists and covenants not to compete with useful lives ranging from one to five years.  In accordance with SFAS 142, goodwill will not be amortized and will be tested for impairment at least annually.

Approximately $7.0 million of the purchase price represents the estimated fair value of an acquired in-process research and development project that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed upon the acquisition date.  The Company expects that the technology will be successfully completed by the fourth quarter of fiscal 2003 with approximately $4 million in remaining costs.  At the time of acquisition, TeraLogic had one material project in process, Generation 9, an integrated System on a Chip that integrates a previous generation of the technology with a new Audio DSP Core as well as a MIPS 64 bit processor and certain other video processing features.  The value of in-process research and development will be determined by estimating the expected net cash flows from the Generation 9 project once commercially viable, discounting the net cash flows back to their present value using a discount rate of 23%.  This rate was based on the industry segment for the technology, nature of the products to be developed, length of time to complete the project and overall maturity and history of the development team.  The net cash flows from the identified project were based on estimates of revenue, cost of revenue, research and development expenses, selling general and administrative expenses, and applicable income taxes.  These estimates did not take into account any potential synergies that could be realized as a result of the acquisition.  Revenues for Generation 9 and the incremental core technology developed are expected to commence in the fourth quarter of fiscal 2003 and extend through 2009. We based our revenue projections on estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

3. PRO FORMA ADJUSTMENTS

Balance Sheet

The accompanying unaudited pro forma combined balance sheet has been prepared as if the acquisition had been completed on September 30, 2002 and reflects the following pro forma adjustments:

(a)

To record cash payments of approximately $37.9 million made to TeraLogic shareholders, repayment of an outstanding debt obligation of approximately $5.1 million and approximately $2.5 for other costs related to the acquisition.

(b)	To record estimated adjustments to property and equipment of approximately $241,000.
(c)	To record the goodwill and intangible assets resulting from the acquisition.
(d)

To record estimated loss on excess leased facility at TeraLogic as a result of the acquisition.  Amount represents the remaining lease payments less any expected sublease income from the period the facility is expected to be vacated (January 2003) to the end of the lease-term.  The building was vacated during December 2002.

(e)	To reflect repayment of an outstanding debt obligation as part of the acquisition of $5 million and the elimination of an inter-company bridge loan of $2 million.
(f)	To eliminate the historical shareholders’ equity of TeraLogic and to record the estimated in-process R&D charge of approximately $7 million.
(g)	To record the total estimated value of stock options granted to employees of TeraLogic as part of the acquisition.
(h)	To record the deferred stock compensation related to certain stock options granted to TeraLogic employees as part of the acquisition that will be amortized over the vesting period of 50 months.

Statement of Operations

The accompanying unaudited pro forma combined statements of operations have been prepared as if the acquisition had been completed as of the beginning of the fiscal year ended June 30, 2002 and reflects the following pro forma adjustments:

(j)

To record the amortization of intangibles resulting from the acquisition of TeraLogic over their useful lives of approximately five years on a straight-line basis for the fiscal year ended June 30, 2002 and the three-month period ended September 30, 2002.

(k)	To record the amortization of deferred stock-based compensation resulting from the acquisition of TeraLogic for the fiscal year ended June 30, 2002 and the three-month period ended September 30, 2002.
(l)

To reduce estimated interest income for the fiscal year ended June 30, 2002 and the three-month period ended September 30, 2002 to reflect the amounts that would not have been earned had the acquisition of TeraLogic occurred on July 1, 2001.